Exhibit 2.1

CLOSING AGREEMENT AND FIRST AMENDMENT TO

PURCHASE AND SALE AGREEMENT

THIS CLOSING AGREEMENT AND FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is entered into this 10th day of April, 2014, by and between MIDCON COMPRESSION, L.L.C., an Oklahoma limited liability company (“Seller”), and EXLP OPERATING LLC, a Delaware limited liability company (“Buyer”).  Seller and Buyer may be referred to herein collectively as the “Parties”, or individually as a “Party”.

WHEREAS, the Parties entered into that certain Purchase and Sale Agreement dated as of February 27, 2014 (the “Purchase Agreement”); and

WHEREAS, in connection with the closing of the transactions under the Purchase Agreement, the Parties desire to amend the Purchase Agreement and acknowledge certain matters as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                                      Definitions and References.  Capitalized terms used and not defined herein shall have the meanings set forth in the Purchase Agreement.

2.                                      Amendment of Section 2.1 — Asset Acquisition.  Section 2.1 of the Purchase Agreement is hereby amended by replacing the period at the end of such section with the text “; and” and adding the following new clause (j) at the end of such section:

“(j) the tools and other materials listed on Exhibit A-6.”

3.                                      Amendment of Section 2.3 — Revenues and Expenses.  Section 2.3 is amended by inserting the following two new paragraphs at the end thereof:

“(c)                            Seller shall, on behalf of Buyer, pay to each Transferred Employees the respective payroll disbursement, if any, earned or accrued by such Transferred Employees for April 11, 2014 and April 12, 2014 in an amount specified by Buyer prior to the applicable scheduled payment date for such Transferred Employee (such disbursements, collectively, the “Final Payroll Cycle Wages”).  Subject to the foregoing, Buyer will be responsible for all Final Payroll Cycle Wages and related payroll expenses and withholdings, and, to the extent not accounted for in the Preliminary Settlement Statement, Buyer will, within 2 Business Days of its receipt of an invoice therefor from Seller together with reasonable supporting information, reimburse Seller for such paid Final Payroll Cycle Wages.

(d)                                 Buyer shall be responsible for invoicing Access for all amounts that otherwise would be due under the ACMP Agreements with respect to the month of April prior to Closing and Seller shall not invoice Access for any such amounts.  Buyer shall be entitled to retain such amounts paid by Access with respect to such invoices.  Seller shall use its commercially reasonable efforts to provide to Buyer all reasonable information requested by Buyer (including billing categories, starts and stops with respect to the Units and other information) in order to assist Buyer in invoicing such amounts.”

4.                                      Amendment of Section 3.1 — Consideration.  Section 3.1 of the Purchase Agreement is hereby amended by replacing the text “$360,460,000” with the text “$360,720,000”.

5.                                      Amendment of Section 3.2 — Adjustments to Purchase Price.  The phrase “the Inventory Amount (if any)” is hereby deleted from Section 3.2(b)(iv) of the Purchase Agreement and replaced with “INTENTIONALLY OMITTED”.

6.                                      Amendment of Section 3.4 — Inventory and Preliminary Settlement Statement.  Section 3.4 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“3.4                         Inventory and Preliminary Settlement Statement.

(a)                                 Prior to the Closing (such date of delivery, the “Preliminary Settlement Statement Date”), Seller will prepare in good faith and submit to Buyer for review (i) a draft settlement statement (the “Preliminary Settlement Statement”) that will set forth an estimate of the Adjusted Purchase Price, reflecting (A) each proposed adjustment to be made in accordance with this Agreement as of the Closing Date, including the Closing Date Working HP and the Closing Date Idle HP, (B) the calculation of the adjustments used to determine such amount, and (C) the designation of Seller’s accounts for the wire transfers of funds as set forth in Section 10.3(b)(vi) and (ii) a revised version of Exhibit A-1 (such exhibit being the same Exhibit A-1 as attached hereto), updated to include any Additional Compression Units.  Prior to the Closing, Buyer will deliver to Seller a written report containing all changes that Buyer proposes in good faith to be made to the Preliminary Settlement Statement, if any, together with a reasonable explanation of such changes. The adjustments set forth in the Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at Closing; provided, that, if the Parties cannot agree on any individual adjustment set forth in the Preliminary Settlement Statement (other than with respect to the Compression Unit Amount) prior to the Closing, then such adjustment (other than with respect to the Compression Unit Amount) as presented by Seller in good faith in the Preliminary Settlement Statement will be used to adjust the Purchase Price at Closing and with respect to the Compression Unit Amount, the adjusted Compression Unit Amount, if any, delivered by written notice to Seller by Buyer pursuant to Section 7.14(c) will be used to adjust the Purchase Price at Closing.

(b)                                 As soon as reasonably practicable after the Closing, but no later than five Business Days after Closing, Buyer will use its commercially reasonable efforts to complete an audit of the Inventory set forth on Exhibit A-3 that was received by Buyer at Closing (the “Inventory Audit”), and Seller will use its commercially reasonable efforts to assist therewith.  Buyer shall notify Seller when the Inventory Audit will take place during normal business hours and permit Seller to have one or more of its representatives present during such Inventory Audit.  Not later than seven Business Days after the Closing Date, Buyer will deliver a notice (the “Inventory Statement”) to Seller setting forth (i) a list of the Inventory (if any) set forth on Exhibit A-3 that was not received by Buyer at Closing (the “Missing Inventory”) and (ii) the amount by which the value of the Missing Inventory (based on the Scheduled Value) exceeds $50,000 (such amount, the “Inventory Amount”).  As soon as practicable, and in any event within three Business Days after receipt of the Inventory Statement, Seller will deliver to Buyer a written report containing any proposed changes to the Inventory Statement and a reasonable explanation of any such changes (the “Objection Notice”).  If Seller fails to timely deliver an Objection Notice to Buyer containing changes Seller proposes to be made to the Inventory Statement, the Inventory Statement as delivered by Buyer will be deemed to be mutually agreed upon by the Parties and will be final and binding upon the Parties.  If the Inventory Amount set forth in the Inventory Statement is mutually agreed upon (or deemed to be agreed upon) by Seller and Buyer, the Inventory Statement and the Inventory Amount will be final and binding on the Parties.  Once the final Inventory Amount has been agreed upon (or deemed to be agreed upon) by the Parties pursuant to this Section 3.4 or determined by the Accounting Arbitrator pursuant to Section 3.6(b), as applicable, then, within ten Business Days of such agreement (or deemed agreement) or such determination (as applicable), Seller shall (i) replace a portion of the Missing Inventory with new or like new Inventory having an aggregate value no less than the Inventory Amount and being of like kind as the Missing Inventory or, upon the Parties’ mutual agreement, of different kind than the Missing Inventory and (ii) shall provide written notice to Buyer of the value of such replacement Inventory (which shall be based on the Scheduled Value).”

7.                                      Amendment of Section 3.6 — Disputes.

(a)                                 Section 3.6 is hereby amended by (i) inserting the text “(a)” immediately after the heading “Disputes.” and (ii) replacing the text “, including the Inventory received by Buyer at Closing or the value thereof as of the Closing Date” with the text “(which shall not include the amount or value of Inventory received by Buyer at Closing)”.

(b)                                 Section 3.6 is hereby further amended by inserting the following new paragraph at the end thereof:

“(b)                           If Seller and Buyer are unable to resolve the count of Missing Inventory or the value of any replacement Inventory addressed in the Objection Notice (if any), each of Buyer and Seller will, within ten Business Days after the delivery of such Objection Notice, submit a summary of its position with respect to any amount remaining in dispute to the Accounting Arbitrator, together with the Objection Notice, the Inventory Statement, this Agreement and any other documentation such Party may desire to submit.  The Parties will instruct the Accounting Arbitrator that, within ten Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator will render a decision choosing either Seller’s position or Buyer’s position (in each case) with respect to each of the counts of Missing Inventory and/or the value of any replacement Inventory addressed in an Arbitration Notice, whichever is most accurate based on the terms of the Agreement and the materials described above.  Absent fraud, each choice between Seller’s position and Buyer’s position with respect to the count of Missing Inventory and/or the value of any replacement Inventory that is rendered by the Accounting

Arbitrator in accordance with this Section 3.6(b) will be final, conclusive and binding on Seller and Buyer and will be enforceable against each of the Parties in any court of competent jurisdiction.  The Accounting Arbitrator will be authorized to resolve only the count of Missing Inventory and/or the value of any replacement Inventory submitted by the Parties as provided above and may not award damages, interest or penalties to any Party with respect to any matter, notwithstanding any AAA Rules to the contrary.”

8.                                      Amendment of Section 5.17 — MidCon Assets.  Section 5.17(a) of the Purchase Agreement is hereby amended by (a) inserting the text “and assuming the LandCo Deed is filed with the applicable county of record” immediately after the text “Section 7.13”; and (b) replacing each instance of the word “Closing” therein with “Real Property Closing”.

9.                                      Amendment of Section 7.9 — Employees.  In Section 7.9(a) of the Purchase Agreement, the text “No later than 10 Business Days prior to the Closing” is hereby deleted and replaced with the text “Prior to the Closing Date”, and the text “No later than seven Business Days prior to the Closing Date” is hereby deleted and replaced with the text “Prior to the Closing”.

10.                               Amendment of Section 7.14 — Excluded Compression Units.

(a)                                 Section 7.14(a) of the Purchase Agreement is hereby amended by replacing the text “On the Preliminary Settlement Statement Date” with the text “Prior to the Closing”.

(b)                                 The references in the first and third sentences of Section 7.14(c) of the Purchase Agreement to “within four Business Days after receipt of the HP Notice” are hereby each deleted and replaced with “prior to the Closing”.

11.                               Amendment of Section 7.13 — Excluded Real Property.  Section 7.13 of the Purchase Agreement is hereby amended by deleting the last two sentences thereof and replacing such text with the following:

“Seller will use its reasonable best efforts to obtain from the City of Waynoka, on or before April 18, 2014, an easement for access and utilities, in a form reasonably satisfactory to Buyer, that is necessary in order for Buyer to have reasonable access to, and utilities services, for the Acquired Real Property in the location generally depicted on Schedule 5.17(a) with a black line (the “Black Easement”); provided, however, that Seller may provide to Buyer satisfactory evidence that the Black Easement is available for use by Buyer and its Affiliates without any new easement from the City of Waynoka to Buyer, if applicable.  In addition, Seller will grant (and deliver to Buyer at the Real Property Closing) a temporary easement along the existing gravel road that is depicted on Schedule 5.17(a) to the Purchase Agreement near the Black Easement, in a form reasonably satisfactory to Buyer, for the purposes of (i) providing access to the Acquired Real Property until construction on the Black Easement area is complete such that Buyer can use the Black Easement (or such similar authorization, including public road access) to access the Acquired Real Property and (ii) installing and operating utilities to the extent Buyer is unable to use the Black Easement area for utilities services.”

12.                               Amendment of Section 7.19 — LandCo Transfer of Real Property.  Section 7.19 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“7.19                  LandCo Transfer of Real Property.  At the Real Property Closing, Seller will cause LandCo to transfer and assign the Acquired Real Property (if any) to Buyer, free of any lease, pursuant to one or more deeds substantially in the form attached hereto as Exhibit F (collectively, the “LandCo Deed”).”

13.                               Amendment of Section 7.24 — Survey. Section 7.24 of the Purchase Agreement is hereby deleted and replaced with the following:

“7.24                  Survey.  On or before April 18, 2014, Seller shall deliver, or cause to be delivered, (i) a current survey (the “Survey”) of the Real Property certified by a professional surveyor, prepared by a surveyor approved by Buyer and made in conformance with American Land Title Association Standards, for Buyer’s approval (which approval shall not be unreasonably withheld, conditioned or delayed) solely as to boundary dimensions and the legal description and (ii) a title commitment covering the Real Property showing the names of the Seller Affiliates that own the Real Property.  In the event of a disapproval of the Survey by Buyer, the Parties shall use their respective good faith, commercially reasonable efforts to agree, not later than April 22, 2014, on the boundary dimensions and the legal description of the Real Property.  Upon the determination of the boundary dimensions and legal description of the Real Property, the Parties agree to deliver an amendment to the Purchase Agreement replacing Exhibit A-2 with a revised Exhibit A-2 setting forth the legal description of the Real Property as determined by the approved Survey.  For the avoidance of doubt, the legal description of the Real Property determined pursuant to this Section 7.24 will be used for the legal description of the Acquired Real Property in the LandCo Deed.”

14.                               Amendment of Section 10.3 — Closing Obligations.

(a)                                 Section 10.3(a) is hereby amended by deleting clause (viii) and clause (vi) shall not apply to Acquired Real Property.

(b)                                 Section 10.3(b) is hereby amended by deleting clause (vii).

(c)                                  The following text is hereby added as Section 10.3(c) of the Purchase Agreement immediately following Section 10.3(b) of the Purchase Agreement:

“(c)  Notwithstanding anything to the contrary in the Purchase Agreement, the Parties hereby acknowledge and agree that $1,207,334 (such amount being the value of the Real Property set forth on Exhibit A-2 of the Purchase Agreement) shall be withheld from the Purchase Price paid at Closing until the Real Property Closing (as hereinafter defined).”

15.                               Addition of Section 10.5 — Real Property Closing.  The following is hereby added as a new Section 10.5 of the Purchase Agreement immediately following Section 10.4 of the Purchase Agreement:

“10.5                  Real Property Closing.  The closing of the sale of the Acquired Real Property by Seller to Buyer and the delivery of the easements described in Section 7.13 (the “Real Property Closing”) shall be held on April 22, 2014 in the offices of Baker Botts L.L.P., located at 910 Louisiana Street, Houston, TX 77002, or such other location or such other date as Buyer and

Seller may agree upon in writing.  At the Real Property Closing, (a) Seller will cause (i) LandCo to transfer and assign the Acquired Real Property to Buyer, free of any lease, pursuant to the LandCo Deed (with such changes as are necessary to reflect the correct grantors that are the owners of the Acquired Real Property), together with the easements described in Section 7.13 above, and (ii) a recordable release of any trust, mortgages, financing statements, fixture filings and/or security agreements made by Seller or its Affiliates affecting the Acquired Real Property and (b) Buyer shall deliver or cause to be delivered to Seller by direct bank or wire transfer in immediately available funds, an amount in cash equal to $1,207,334 to the account designated in writing by Seller.

16.                               Amendment of Section 10.1 — Date of Closing.  In Section 10.1 of the Purchase Agreement, the date “April 29, 2014” is hereby deleted and replaced with “April 10, 2014”.

17.                               Amendment of Appendix I — Definitions.  From Appendix I of the Purchase Agreement, (a) the terms “LandCo” and “Preliminary Settlement Statement Date” are hereby deleted; and (b) the following terms are hereby added in appropriate alphabetical order among the existing defined terms:

““Inventory Statement” has the meaning set forth in Section 3.4.”

““LandCo” means Chesapeake Land Development Company, L.L.C., an Oklahoma limited liability company, and its Affiliates.”

““Objection Notice” has the meaning set forth in Section 3.4.”

18.                               Amendment of Exhibit A-1 — Compression Units.  Exhibit A-1 of the Purchase Agreement is hereby deleted and Exhibit A-1 hereto is substituted therefor.

19.                               Amendment of Exhibit A-3 — Inventory.  Exhibit A-3 of the Purchase Agreement is hereby deleted and Exhibit A-3 hereto is substituted therefor.

20.                               Amendment of Exhibit A-5 — Vehicles and Vehicle Equipment.  Exhibit A-5 of the Purchase Agreement is hereby deleted and Exhibit A-5 hereto is substituted therefor.

21.                               Addition of Exhibit A-6 — Other Assets.  The Purchase Agreement is hereby amended to include Exhibit A-6 attached hereto as Exhibit A-6.

22.                               Amendment Compliance.  The Parties acknowledge that this Amendment complies with the requirements to amend the Purchase Agreement, as stated in Section 13.11 of the Purchase Agreement.

23.                               Conflict.  In the event of a conflict between the terms of this Amendment and the other terms of the Purchase Agreement, the terms of this Amendment shall control.

24.                               Acknowledgement of Deliverables.

(a)                            Buyer hereby acknowledges receipt of the following documents from Seller, and agrees that such documents were timely delivered in accordance with the requirements as to time and notice under the Purchase Agreement (including Section 13.5 thereof).

(i)                                           Schedule 5.16

(ii)                                        Preliminary Settlement Statement

(iii)                                     HP Notice

(iv)                                    Updated Exhibit A-1

(b)                            Seller hereby acknowledges receipt of the following documents from Buyer, and agrees that such documents were timely delivered in accordance with the requirements as to time and notice under the Purchase Agreement (including Section 13.5 thereof).

(i)                                           Response to Preliminary Settlement Statement

(ii)                                        HP Response

(iii)                                     Notice of Buyer Designees

25.                               References.  All references to the Purchase Agreement in any document, instrument, agreement or writing delivered pursuant to the Purchase Agreement (as amended hereby) shall hereafter be deemed to refer to the Purchase Agreement as amended hereby.

26.                               Miscellaneous.  The provisions of Sections 13.1, 13.2(a), 13.3, 13.4, 13.5, 13.6, 13.8 (for the avoidance of doubt, as modified by the inclusion of this Amendment), 13.9, 13.10, 13.11, 13.12, 13.13 and 13.14 of the Purchase Agreement are incorporated herein by this reference as if set out fully herein and shall apply in all respects to this Amendment, mutatis mutandis.

27.                               Counterparts.  This Amendment may be executed in multiple counterparts, each of which will be an original instrument, but all of which will constitute one amendment.  The execution and delivery of this Amendment by any Party may be evidenced by facsimile or other electronic transmission (including scanned documents delivered by email), which shall be binding upon all Parties.  This Amendment may be executed in any number of counterparts, and each such counterpart hereof will be deemed to be an original instrument, but all of such counterparts will constitute for all purposes one agreement. Any signature to this Amendment delivered by a Party by facsimile transmission or other electronic transmission will be deemed an original signature of this Amendment.

28.                               Ratification.  The Purchase Agreement, as amended herein, is ratified and confirmed.

[Signature Pages Follow]

IN WITNESS WHEREOF, Seller has executed this Amendment effective as of the date first written above.

SELLER:

MIDCON COMPRESSION, L.L.C.

By:	/s/ Domenic J. Dell’Osso, Jr.
Name: Domenic J. Dell’Osso, Jr.
Title: CFO

SIGNATURE PAGE TO CLOSING AGREEMENT AND FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

IN WITNESS WHEREOF, Buyer has executed this Amendment effective as of the date first written above.

BUYER:

EXLP OPERATING LLC

By:	/s/ Robert E. Rice
Name: Robert E. Rice
Title: Senior Vice President

SIGNATURE PAGE TO CLOSING AGREEMENT AND FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT